EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT


1.  Club  Corporation  International

     (a)    Operating  in  the  hospitality  line  of   business ("Hospitality
Business")

     (b)    Names  of:

           (i) 321 consolidated wholly owned subsidiaries operating in the Hospitality Business in the United States have been omitted; and

           (ii) 28 consolidated wholly owned subsidiaries operating in the Hospitality Business in foreign countries have been omitted.

2.  First  Federal  Financial  Corporation  -  Incorporated  in  Texas

3.  Franklin  Federal  Bancorp,  a  Savings  Bank  -  Incorporated  in  Nevada

4.  FFB  Mortgage  Capital  Corporation  -  Incorporated  in  Texas

5.  FFB  Realty  Corp.  -  Incorporated  in  Texas

6.  Franklin  Securities  Corporation  -  Incorporated  in  Texas

7.  Austin  Community  Development  Corporation  -  Incorporated  in  Texas